Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Larry Tannenbaum
Chief Business Officer
(650) 940-4700
October 15, 2007
Mountain View, California
James B. Hawkins Appointed to IRIDEX Board of Directors
Natus Medical CEO Brings More Than 20 Years of Public Company Experience
IRIDEX Corporation (NASDAQ: IRIX) announced today the appointment of James B. Hawkins, president and CEO of Natus Medical, Inc. (NASDAQ: BABY) to its Board of Directors.
“We are excited that Jim Hawkins has decided to become a part of the IRIDEX organization,” said Theodore A. Boutacoff, chairman of the board at IRIDEX. “Jim brings to our Board more than 20 years of experience as a public company CEO, including 14 years in medical devices. We believe his medical device industry and operational experience will be highly valuable to IRIDEX. Throughout his career, Jim has executed strategic acquisitions, international expansion and other corporate initiatives designed to drive revenue and earnings growth. We look forward to his contributions.”
Mr. Hawkins is currently the president, CEO and a director of Natus Medical, Inc., a developer, manufacturer and marketer of products for the detection, monitoring, treatment and tracking of common medical disorders in newborns. During his tenure at Natus, he has executed a growth strategy that focuses on sales force realignment, dramatic reductions in overhead expenses and revenue growth, which has resulted in a significant increase in operating margins, revenue and market capitalization. He has also initiated and negotiated numerous acquisitions which have been immediately accretive to earnings.
“I am pleased with the opportunity to join the Board of Directors of IRIDEX,” said Mr. Hawkins. “IRIDEX has a solid portfolio of products, recently enhanced by the acquisition of the Laserscope aesthetics business, which has positioned them to achieve long-term, profitable growth. I look forward to working with the company and contributing to their progress.”
Prior to Natus, Mr. Hawkins spent nearly 20 years as the president, CEO and a director of Invivo Corporation, a developer, manufacturer and marketer of multi-parameter vital sign monitoring equipment used in hospitals. Invivo was acquired by Intermagnetics General Corporation in 2004 at a 45% premium to its share price. Mr. Hawkins began his professional career by founding Corporate Financial Consulting Company, a specialized consultancy firm focused on assisting start-up and early-stage companies with all aspects of financial management and control. He earned a Bachelor of Commerce degree from Santa Clara University and an MBA from San Francisco State University.
About IRIDEX
IRIDEX Corporation is a leading worldwide provider of therapeutic based laser systems, disposable laser probes and delivery devices to treat eye diseases in ophthalmology and skin disorders in the aesthetics market. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 97 independent distributors into 107 countries.
Safe Harbor
This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the company’s future growth and its ability to return to profitability. Actual results could differ materially and adversely from those projected in the forward-looking statements based on, among other things, the company’s ability to effectively integrate the aesthetics business acquired from Laserscope and to realize efficiencies and synergies relating thereto, and the results of the company’s ongoing business, including order and shipment rates for the company’s ophthalmology and dermatology product lines, the rate of sales to OEM customers, the rate of growth in sales of disposables and services, the rate of introduction and market acceptance of the company’s products, and the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the company’s markets, especially with regard to the company’s dermatology products which are typically used for elective procedures that can be deferred. Please see a detailed description of these risks and other risks that the company is subject to contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended December 30, 2006 filed with the Securities and Exchange Commission. Forward- looking statements contained in this announcement are made as of this date and will not be updated.